AGREEMENT ON THE TRANSFER OF SHARES


The following agreement has been entered into on today's date

BETWEEN

24 STORE (Europe) Ltd (previously 24 STORE.com Ltd) (the "Seller"), Basingstoke, UK

AND

Compo consult AS (Norwegian corporate ID no. 980 401 367) (the "Purchaser"), Lovenstad, Norway

1. Transfer and certain definitions

The Seller hereby transfers on today's date ("Date of Agreement") all his shares of a nominal value of SIXHUNDREDTHOUSAND (NOK 600 000) comprising all the shares in 24 STORE AS (Norwegian corporate ID no. 963 459 807) (the "Company") to the Purchaser and on the terms and conditions included in this Agreement.

The  shares  shall  be   transferred  on  1  April  2001  (the  Date  of  Taking
Possession").

The transfer will be based among other things on a balance sheet as per 31 December 2001 ("End of Accounting Period") (Appendix 1).

2. Purchase price and payment hereof

The purchase price amounts to GBP ONE (1) and shall be paid by the Purchaser against receipt of all the share certificates duly transferred in blank and any associated talons and coupons.

3. The period between the End of Accounting Period and the Date of Agreement

As far as regards the Company's activities between the End of Accounting Period and the Date of Agreement, the Seller guarantees to the extent that nothing else is otherwise stated in the Agreement and its appendices, that

a. The Company's activities have been operated in accordance with the principles applied previously by the Company and that the Company's agreements and commitments have been entered into on terms and conditions which are normal for the industry sector.

b. Wage, pension and other employment benefits for the Company's personnel have not been changed and that no new appointments have been made nor employees dismissed.

c. The Company has not disposed of nor acquired any fixed assets to a value exceeding NOK FIFTYTHOUSAND (50 000).

d. The Company's order book has not deteriorated in respect to terms and conditions, prices and credit risks.

e. The Company has not (with the exception of normal trade credit) taken out any loans or other forms of credit or pledged any security for its own or other's commitments.

4. Change of the Board of Directors and auditors etc.

An Extraordinary General Meeting (general shareholders' meeting) of the Company shall be held in immediate connection with the Date of Taking Possession for the appointment of new board members.

The Seller will be responsible for ensuring that the present board members make their places available and that these board members do not utilise their formal right to represent the Company in the period until these new board members have been registered.

The Purchaser shall ensure at the next annual general meeting that the current board members are discharged from their liabilities provided that the Company's auditors recommend such discharge from liability.

The Seller shall, until the new Board of directors has been registered, ensure that general authorities to represent the Company are issued for those persons nominated by the Purchaser.

5. Control financial statement

A complete financial statement shall be produced on the Date of Taking Possession with the application of the accounting principles that correspond to legislation, generally accepted accounting principles and the principles previously applied. Physical stock-taking of stocks and other assets shall also be carried out in association with this. The financial statement shall be drawn up by the Purchaser and the Seller together.

6. Information about the Company

The following documents in respect to the Company have formed the basis for this Agreement together with the other documents and information which is stated in this Agreement:

a.   Audited annual accounts for the 2000 financial year (Appendix 1).

b.   Articles of Association and Certificate of Incorporation (Appendix 2)

c. List of personnel employed with details of wages and other benefits as per the Date of Taking Possession (Appendix 3).

d.   List of binding long-term agreements for the Company (Appendix 4)

e. List of equipment (Appendix 5) in which equipment which has been fully depreciated is also included.

f. Stock list as per 31 December 2000 (Appendix 6) in which the principles for valuation and obsolescence deductions applied are stated.

g.   List of the Company's insurance policies (Appendix 7).

The Seller guarantees that the information provided by the Seller and the Company is correct and that the documents and information which is stated above in this provision contains all information which is significant about the Company and its business operations and thus provides a full and correct picture of the circumstances of the Company.


7. The Company's shares: guarantee

The Seller guarantees that

a.   The share  capital of the Company  amounts to  SIXHUNDREDTHOUSAND  NOK (600
     000) divided into SIXTHOUSAND (6 000) shares (Appendix 8).

b. The above-mentioned shares comprise all the shares issued by the Company and that these have been paid in full.

c. The Seller owns all the shares in the Company with the full right of ownership and that these are not encumbered by any lien, option, offer or any other charge.

d.   All the shares in the Company have the same rights.

e. No decision has been adopted to issue any new shares (including any new shares issued in association with a so-called split), convertible debt instrument associated with an option to subscribe for new shares or participation certificate.

8. Annual accounts and accounting: guarantee

The Seller guarantees that the Balance Sheet which is drawn up as per the End of Accounting Period is in substance in accordance with legislation and generally accepted accounting principles.

The above guarantee does not entail that the Seller is accountable for the correctness of individual items in the balance sheet, but only that the Company's equity capital in relation to the circumstances known to the Seller as per the End of Accounting Period in substance amounted to the figures stated in the financial statement.

9. The Company's assets: guarantee

The Seller guarantees that

a. Unless expressly stated otherwise in this Agreement and its appendices, all property which is mentioned as the property of the Company in this Agreement and appendices belongs to the Company with full and absolute right of ownership and right of disposal and that such property is not encumbered by lien or other future right to a greater extent than that which is stated in this Agreement and its appendices.

b. The Company's receivables as per the End of Accounting Period with deductions for provisions for doubtful receivables have been received or will be received for the amounts stated in the balance sheet within THREE
     (3) months of the End of Accounting Period at the latest.

c. The Company's stock has been valued in accordance with legislation and generally accepted accounting principles and that appropriate deductions for obsolescence have been made.

d. The Company has not neglected to maintain and repair its assets and that assets which are important to the Company's business operations are in full working condition.

10. Personnel: guarantee

The Seller guarantees that

a. All employees of the Company as per the Date of Agreement have been included in the list, Appendix 3, and that these do not have better wage, pension or other employment benefits than those stated in the list.

b. All previous employees of the Company who receive a pension in accordance with commitments from the Company, have been included in the list as per the Date of Agreement and that these do not have better pension benefits than those stated in the list.

c. No claims beyond those stated in the list have been made (or can be expected to be made) against the Company from any current or previous employees of the Company or from any trade union organisation of which any such employee is or has been a member.

d. Employees of the Company have not been offered or will be offered employment (or contract on a consultancy basis) with the Seller or with a company over which the Seller has a determining influence within a period of TWO (2) years from the Date of Taking Possession.

11. The company's agreements and obligations: guarantee

The Seller guarantees that

a. The Company is not bound by any other agreements or obligations (including tenders submitted) than those which are included in the list, Appendix 4, that these agreements and obligations are valid and complete in all respects and correctly reflect the Company's rights and liabilities and that the Company and respective joint contractors have fulfilled and will fulfil their liabilities in accordance with this Agreement and obligations until the Date of Taking Possession.

b. The Company is not bound by any agreement or any other obligation which is alien to the Company's business operations or which has been entered into under terms and conditions that are abnormal for the market or industrial sector.

c. The Company is not nor has been a partner in any other company that may bring into force financial liability for the obligations of the latter company.

d. The Company has not entered into any agreement with or issued any obligation (including tenders submitted) to the benefit of any associated company or persons beyond contracts of employment and loan agreements with shareholders.


12. Order book and tenders: guarantee

The Seller guarantees that the Company's order book and the tenders submitted by the Company do not contain any individual orders or tenders that have been accepted or tendered respectively at terms and conditions which differ significantly from previously applied principles.

13. The Company's business operations: guarantee

The Seller guarantees that to the best of the Seller's knowledge no obstacles exist to prevent carrying on the business operations of the Company.

14. Taxes and official charges: guarantee

The Seller guarantees that

a. The financial statement as per the End of the Accounting Period includes appropriate provisions for taxes, official charges and other extra charges.

b. The Company is not nor will be subject to any additional assessment for tax arrears, tax surcharges or other similar measures in respect to the business operations in the period up until the Date of Taking Possession.

c. The Company has fulfilled on an ongoing basis and will meet its liabilities in respect to taxes, official charges and other extra charges in the prescribed manner until the Date of Taking Possession.

15. Guarantee reserves: guarantee

The Seller guarantees that the Company has not assumed any guarantees which are abnormal for the industry sector in respect to products which have been delivered or will be delivered prior to the Date of Taking Possession, or which according to the existing order book or tenders submitted at the time of the Date of Taking Possession shall be supplied thereafter.

16. Insurance policies: guarantee

The Seller guarantees that

a.   All the assets of the Company are insured against fire and other damage.

b. The company has public liability insurance and product liability insurance which is normal for the industry sector.

c. The Company has consequential loss insurance which is normal for the industry sector.

d. The insurance policies under points a. - c. above have been in force since the End of Accounting Period and that they will be in force for at least one month after the Date of Taking Possession.

The Seller also guarantees that

a. The Company's property during the period between the End of the Accounting Period and the Date of Taking Possession has not been nor will be reduced in value as a result of fire, theft, damage, flood or other unforeseen event which is not covered in full by the amount insured.

b. The Company or anyone for which the Company is liable during the period between the End of the Accounting Period and the Date of Taking Possession has not been guilty or will be guilty of any action or failure which may lead to any liability for damages on the part of the Company and which is not covered by public liability insurance or product liability insurance, and that

c. The value of the Company during the period between the End of the Accounting Period and the Date of Taking Possession has not been nor will be reduced as a consequence of any event that means that the business operations of the Company cannot be carried on to their normal extent and which is not covered by the consequential loss insurance in force.

17. Disputes: guarantee

The Seller guarantees that the Company is not, nor as far as the Seller is aware, can be expected to be involved in legal proceedings, arbitration proceedings or any other dispute that means that the value of the assets sold is reduced significantly.

18. Documentation concerning the Company: guarantee

The Seller guarantees that on the Date of Taking Possession all documentation concerning the Company, such as the shareholders' register, minutes of the Board of Directors' meetings and shareholders' meetings, contract documents, liabilities, permissions, accounting documentation etc. is in the possession of the Company.

19. Deficiencies in Guarantees

If the Seller has guaranteed in this Agreement or its appendices or it is otherwise clear from the circumstances that the Seller has undertaken to be liable for certain circumstances, if the Seller is deficient in such guarantees or undertakings, the Purchaser shall be indemnified with one NOK for each NOK that is deficient.

Interest on the deficient amount shall be paid in accordance with an interest rate of EIGHT (8) percentage points from the time the purchase price was paid until payment has been made by means of offsetting against debt in respect to the purchase price or otherwise.

If the total deficiency is less than NOK ONEHUNDREDAND FIFTY THOUSAND (150 000), no compensation shall be paid.

20. Complaints and prescription

Regardless of when the Purchaser has become aware of any deficiency in a guarantee, the Purchaser has the right to claim the consequences as a result of a breach of contract within ONE (1) year from the Date of Taking Possession. In respect to consequences as a result of taxes, official charges or other extra charges, the Purchaser shall retain his right until six months have passed after any such tax, official charge or other extra charge has been conclusively determined.

If a breach of contract is due to

a. A legal error in respect to the transferred shares or significant asset of the Company.

b. An action or failure on the part of the Company which is in breach of any legislation or statute.

c. Restriction in the Company's right or opportunity to carry on its business operations.

d.   Gross negligence or action which is in breach of trust or good faith.

The Purchaser shall though be entitled to claim the consequence as a result of a breach of contract within ONE (1) year from the Date of Taking Possession if the complaint occurs within six months of the discovery of the breach of contract.

The breach of contract / deficiency in respect to a guarantee must be significant in order that the Purchaser shall be able to claim cancellation of the purchase. In all events the Purchaser shall be given the opportunity to rectify the situation or to pay compensation for this, before a cancellation of the purchase can be invoked.

21. Other terms and conditions

The Purchaser guarantees not to use after 30 May 2001 the name 24 STORE, which is not included in the purchase. This means that the Company will implement a change of name as of the Date of Taking Possession and to change the name and layout of the Internet site by 30 May 2001 at the latest. Links from 24STORE.com will be maintained until the Seller removes the link with 10 working days notice, though at the earliest on 30 May 2001.

The Seller guarantees that the Company's liabilities to companies within the Infinicom Group have been regulated in their entirety as per the Date of Taking Possession.

22. Confidentiality

The Seller undertakes not to disclose confidential information concerning the Company and its business operations to any outside party. The Seller shall ensure that employees, consultants and board members of the Seller observe the aforementioned confidentiality regulations.

"Confidential information" is understood in this provision as written information which is specifically marked confidential, with the exception of information which is or becomes generally known or which has come or comes to the knowledge of the general public in any other way than by means of the Seller's breach of this provision.

23. Announcement

The parties are in agreement that a special press release shall be produced and issued jointly as soon as possible following the signing of this Agreement. The employees of the Company shall though be informed of the content of this Agreement immediately after the signing.

24. Duty of information etc.

The Seller and the Purchaser have fulfilled their information and negotiation obligations in accordance with Norwegian legislation.

25. Terms and conditions

This Agreement is dependent for its validity on the Seller being able to attain a composition in bankruptcy arrangement with the administrator of 24IT AB at a level of 25 %. 50 % of which the Seller will pay NOK 55 000 (FIFTYFIVETHOUSAND).

26. Communication / notification

Complaints and other communication shall be made by courier or recommended letter to the parties addresses stated in the introduction or which have been subsequently amended.

a.   If delivered by courier: when handed over

b. If delivered by recommended letter: THREE (3) days after handing over for forwarding by post.

27. Headings

The division of the Agreement into different sections and the use of headings shall not affect the interpretation of the Agreement.

28. Amendments

Amendments of and supplements to this Agreement shall be in writing and signed by the parties in order to be binding.

29. Complete regulation

The Agreement and its appendices constitute the parties' complete regulation of all issues that the Agreement concerns. All written or verbal undertakings and commitments which have preceded the Agreement are replaced by the content of this Agreement and its appendices.

30. Invalidity of provisions

If any of the provisions of this Agreement or parts thereof are found to be invalid, this shall not mean that the Agreement in its entirety is invalid, but to the extent that the invalidity significantly affects a party's benefit or performance in accordance with the Agreement, reasonable readjustment of the Agreement shall be made.

31. Arbitration

Any dispute in connection with this Agreement shall be determined by arbitration in accordance with the regulations of chapter 32 of the Civil Procedure Act.

Norwegian law shall be applicable.

Two identical copies of this Agreement have been drawn up and exchanged between the parties.


29 March, 2001                                  29 March, 2001

24 STORE (Europe) Ltd                           Comp Consult AS

/s/ Lars Ake Sandin                             /s/ Pal Berntsen
--------------------------------                --------------------------------
Lars Ake Sandin                                 Pal Berntsen
by authority